Exhibit 99.1

GeoMet Announces Commencement of Service on New Gathering Line

& Successful Bids Increasing Acreage in Canadian Project

Houston, Texas – April 2, 2007—GeoMet, Inc. (NASDAQ: GMET) (“GeoMet” or the “Company”) announced today that it has completed construction, placed into service and is flowing its gas through its new 12-mile Pond Creek gathering line. This line connects gas sales volumes from the Company’s Pond Creek field to the Jewell Ridge Lateral pipeline operated by East Tennessee Natural Gas (“East Tennessee”), a subsidiary of Spectra Energy. The Company has two transportation service agreements with East Tennessee that provide for a total of 25,000 MMbtu’s per day of firm transportation capacity on the Jewell Ridge Lateral pipeline.

Gas sales volumes from the Pond Creek field account for approximately 60% of the Company’s current gas sales volumes. Until April 1, 2007, gas sales volumes from the Pond Creek field had been gathered under an interruptible agreement with Cardinal States Gathering Company, an affiliate of CNX Gas Corporation, for redelivery into the Columbia Gas Transmission Corporation interstate pipeline system.

Commenting on the completion of the pipeline, Darby Sere, the Company’s President and Chief Executive Officer stated, “We are very pleased to make this long-awaited announcement. With the completion of this gathering line, we will achieve a significant reduction in our transportation costs and will have secure transportation capacity to deliver Pond Creek gas to markets. I want to personally thank our employees and contractors for their tireless efforts in seeing this project to its completion under very difficult circumstances.”

The Company also announced that it is the successful bidder for five additional drilling licenses in its Peace River project in British Columbia, Canada. These additional licenses will increase the Company’s acreage position in this project by approximately 21% to 44,467 gross acres (22,334 acres, net to the Company). The Company has drilled or recompleted seven production test wells in the Peace River project and anticipates making a development decision later this year.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 or ssmith@geometcbm.com or visit our website at www.geometinc.com.

Forward Looking Statements Notice

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. GeoMet undertakes no duty to update or revise these forward-looking statements.